Exhibit 10.1

QUICKSILVER RESOURCES INC.

Description of 2005 Cash Bonus Plan for Executive Officers

On January 26, 2006, the Compensation Committee of Quicksilver Resources awarded cash bonuses to Quicksilver’s named executive officers and other executive officers. In determining the amounts of such bonuses, the Committee established for each executive officer target and maximum bonus opportunities (expressed as specified percentages of such executive officer’s base salary, with target opportunities ranging from 30% to 100% and maximum opportunities from 90% to 120%) and weighted performance measures (including personnel objectives for such executive and two of the following: earnings per share, cash flow from operations, proven reserves growth and production growth rate). The objective of the bonuses, which will be paid in cash during the first quarter of 2006, is to recognize and reward executives based upon their performance and the performance of Quicksilver in 2005.